UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2016

Gran Tierra Energy Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-34018	98-0479924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200, 150-13th Avenue S.W.

Calgary, Alberta, Canada

T2R 0V2

(Address of principal executive offices and Zip Code)

(403) 265-3221

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Closing of Private Convertible Notes Offering Option

On April 22, 2016, Gran Tierra Energy Inc. (the “Company”) issued and sold an additional $15.0 million in aggregate principal amount of its 5.00% Convertible Senior Notes due 2021 (the “Additional Notes”), pursuant to the purchase agreement (the “Purchase Agreement”), dated March 31, 2016, by and between the Company and the initial purchasers listed in the Purchase Agreement (collectively, the “Initial Purchasers”), previously filed as an exhibit to the Company’s Form 8-K filed on April 6, 2016 (the “Prior Form 8-K”). The Company sold the Additional Notes in connection with the Initial Purchasers’ exercise of the option granted to them in the Purchase Agreement. The Initial Purchasers’ exercise of the option resulted in additional net proceeds to the Company of approximately $14.4 million.

As previously disclosed in the Prior Form 8-K, the Purchase Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities. Furthermore, the Company has agreed with the Initial Purchasers not to offer or sell any shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (or securities exchangeable for or convertible into Common Stock), subject to certain exceptions set forth in the Purchase Agreement, for a period of 90 days after March 31, 2016 without prior written consent of the representatives of the Initial Purchasers.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to the Prior Form 8-K.

The Additional Notes are governed by an indenture (the “Indenture”), dated as of April 6, 2016, between the Company and U.S. Bank National Association, as trustee.

The Additional Notes bear interest at a rate of 5.00% per year, payable semi-annually in arrears on each April 1 and October 1 of each year, beginning on October 1, 2016. The Additional Notes mature on April 1, 2021, unless earlier repurchased, redeemed or converted. The Company may not redeem the Additional Notes prior to April 5, 2019, except in certain circumstances following a fundamental change (as defined in the Indenture), and no sinking fund is provided for the Additional Notes.

Holders of the Additional Notes may convert their Additional Notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date. Upon conversion, the Company will deliver for each $1,000 principal amount of converted Additional Notes a number of shares of its common stock equal to the conversion rate, as described in the Indenture. The conversion rate is initially 311.4295 shares of common stock per $1,000 principal amount of Additional Notes (equivalent to an initial conversion price of approximately $3.21 per share of common stock). The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, the Company will increase the conversion rate for a holder who elects to convert its Additional Notes in connection with such a corporate event in certain circumstances.

If the Company undergoes a fundamental change, holders may require the Company to repurchase for cash all or any portion of their Additional Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Additional Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The foregoing description of the Indenture and Additional Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Additional Note, copies of which are filed as Exhibit 4.1 and 4.2 to the Prior Form 8-K, respectively.

Relationships

Certain of the Initial Purchasers and their respective affiliates have engaged in, and in the future may engage in, commercial banking, investment banking and advisory services for the Company. They have received, or may in the future receive, customary fees and reimbursement of expenses in connection with these transactions.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated in this Item 3.02 by reference. The Additional Notes and the underlying shares of Common Stock have not been registered under the Securities Act and the transactions set forth under Item 2.03 of this Current Report on Form 8-K have been or will be taken in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. Other exemptions may apply.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 22, 2016

Gran Tierra Energy Inc.

By:	/s/ David Hardy
David Hardy
V.P. Legal and General Counsel